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                                                                   EXHIBIT 21.1

                            LISTING OF SUBSIDIARIES

Unigraphics Solutions AG, a Switzerland corporation

Unigraphics Solutions Asia/Pacific Incorporated, a Delaware corporation

Unigraphics Solutions (Australia) Pty. Ltd., an Australia corporation

Unigraphics Solutions (Austria) Handelsgesellschaft m.b.H., an Austria corporation

Unigraphics Solutions B.V., a Netherlands corporation

Unigraphics Solutions Canada Ltd., a Canada corporation

Unigraphics Solutions Danmark A/S, a Denmark corporation

Unigraphics Solutions de Mexico, S.A. de C.V., a Mexico corporation

Unigraphics Solutions do Brasil Ltda., a Brazil corporation

Unigraphics Solutions Espana, S.A., a Spain corporation

Unigraphics Solutions France S.A.S., a France corporation

Unigraphics Solutions GmbH, a Germany corporation

Unigraphics Solutions (HK) Limited, a Hong Kong corporation

Unigraphics Solutions International Inc., a Delaware corporation

Unigraphics Solutions Japan, Ltd., a Japan corporation

Unigraphics Solutions Korea Ltd., a Korea corporation

Unigraphics Solutions Limited, an England corporation

Unigraphics Solutions (Malaysia) Sdn. Bhd., a Malaysia corporation

Unigraphics Solutions Norge AS, a Norway corporation

Unigraphics Solutions N.V., a Belgium corporation

Unigraphics Solutions Pte. Limited, a Singapore corporation

Unigraphics Solutions S.p.A., an Italy corporation

Unigraphics Solutions Sp.z.o.o., a Poland corporation

Unigraphics Solutions s.r.o., a Czech Republic corporation

Unigraphics Solutions Sverige AB, a Sweden corporation

Unigraphics Solutions (Thailand) Co., Ltd., a Thailand corporation

   Unigraphics Solutions Inc. does business under various assumed/fictitious names, as follows: EDS Unigraphics Solutions Inc.--in California; EDS Unigraphics Solutions--in Vermont.